Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Borqs Technologies, Inc., for the registration of common stock, preferred stock, debt securities, warrants, rights and/or units and to the incorporation by reference therein of our report dated April 2, 2018, with respect to the consolidated financial statements of Borqs Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, People’s Republic of China

December 12, 2018